UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2017

UR-ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada	001- 33905	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200
Littleton, Colorado	80127
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (720) 981-4588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.07        Submission of Matters to a Vote of Security Holders

The Company held its Annual and Special Meeting of Shareholders (the “Meeting”) on May 18, 2017. At the Meeting, four proposals were submitted to the shareholders for approval as set forth in the Company’s definitive proxy statement, filed April 21, 2017. As of April 13, 2017, the record date for the meeting, a total of 145,873,898 Common Shares were outstanding and entitled to vote. In total, 92,106,256 Common Shares were present in person or represented by proxy at the Meeting, which represented 63.14% of the Common Shares outstanding and entitled to vote as of the record date.

Proposal No. 1 – Election of Directors. The shareholders elected all of the directors presented to the shareholders. For the election of directors, there were a total of 45,907,361 broker non-votes.

Name	For	%	Withheld	%
Jeffrey T. Klenda	45,967,692	99.53	218,900	0.47
James M. Franklin	41,184,798	89.17	5,001,794	10.83
Paul Macdonell	41,113,863	89.02	5,072,729	10.98
W. William Boberg	42,601,967	92.24	3,584,625	7.76
Thomas Parker	41,229,928	89.27	4,956,664	10.73
Gary C. Huber	42,383,774	91.77	3,802,818	8.23

Proposal No. 2 – Reappointment of PricewaterhouseCoopers LLP as our independent auditors of the Company and authorization for the directors to fix the remuneration of the auditors.

For	Withheld
88,587,545	3,506,408

Proposal No. 3 – Advisory (non-binding) vote regarding the compensation of the Company’s named executive officers. There were a total of 45,907,361 broker non-votes on Proposal No. 3.

For	Against
41,650,951	4,544,631

Proposal No. 4 –Ratification, confirmation and approval of the renewal of the Ur-Energy Inc. Amended and Restated Stock Option Plan 2005 (the “Option Plan”), as amended, and approval and authorization for a period of three years all unallocated options issuable pursuant to the Option Plan. There were a total of 45,907,361 broker non-votes on Proposal No. 4.

For [1]	Against
32,664,276	8,590,687

(1)	Excluding 4,940,619 shares held by certain insiders and their affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2017

Ur-Energy Inc.

By:	/s/ Penne A. Goplerud
	Name:	Penne A. Goplerud
	Title:	Corporate Secretary and General Counsel